Exhibit 10.4

Exhibit D

Restated

2005 Sub-Plan

Applicable to Compensation Deferred or

Amounts Credited Under the Plan

After December 31, 2004

Versailles Savings & Loan Company

Deferred Compensation Plan

WHEREAS, Versailles Savings & Loan Company (“Company”) established the Versailles Savings & Loan Company Deferred Compensation Plan (“Plan”) effective December 16, 1998;

WHEREAS, new requirements were imposed on deferred compensation arrangements as a result of the enactment of Section 409A of the Internal Revenue Code;

WHEREAS, effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code, Company created the 2005 Sub-Plan Applicable to Compensation Deferred or Amounts Credited Under the Plan After December 31, 2004 (“Sub-Plan”); and

WHEREAS, Company has learned that further revisions to the Sub-Plan are required for it to comply with Section 409A of the Internal Revenue Code;

NOW, THEREFORE, Company hereby restates the Sub-Plan in its entirety as set forth below. The effective date of this restatement is January 1, 2005.

PURPOSE AND SCOPE

This sub-plan (the “Sub-Plan”) hereby incorporates the terms of the Versailles Savings & Loan Company Deferred Compensation Plan (the “Plan”) by reference, subject to the limited modifications set forth below. Terms within the Sub-Plan that begin with initial capital letters shall have the particular defined meaning set forth herein or in the Plan, unless the context clearly indicates otherwise. This Sub-Plan shall apply to compensation that is deferred pursuant to the terms below and to contributions that the Company makes to Accounts pursuant to Section 2.2 of the Plan on or after January 1, 2005. No provision of this Sub-Plan shall apply to (i) compensation that was deferred or amounts that were credited under the Plan on or before December 31, 2004, or (ii) earnings attributable to such amounts, whether before or after January 1, 2005. References within the Plan to Accounts shall not apply to amounts deferred or credited under this Sub-Plan after December 31, 2004, and references herein to Accounts shall not apply to Accounts under the Plan. This Sub-Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code, and it shall be administered and interpreted accordingly.

ARTICLE I

Definitions

The following words and phrases, when used in the Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.

1.13 “Deferral Election Form” shall mean the form attached hereto as Sub-Plan Exhibit 1.

1.15 “Distribution Election Form” shall mean the form attached hereto as Sub-Plan Exhibit 2.

1.18 “Investment Election Form” shall mean the form attached hereto as Sub-Plan Exhibit 3.

1.28 “Hardship” of a Participant, shall mean an unforeseeable emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship resulting from any one or more of the following:

(a) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant;

(b) a loss of the Participant’s property due to casualty; or

(c) other such extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

Examples of purposes that are not considered to be a Hardship include post-secondary school expenses or the desire to purchase a residence. Whether a Participant has incurred a Hardship shall be determined by the Committee in its discretion on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied.

ARTICLE II

Credits to Accounts: Life Insurance

2.3 Deferrals. Each Participant may elect, on the Deferral Election Form, to make Deferrals by directing that his or her fees, salary, bonuses, or other cash compensation be reduced on a pre-tax basis. Participants may elect to defer up to 25% of their salary and up to 100% of any board fees or cash bonuses. Such elections shall be effective on the January 1 following their Acceptance. Participants may modify or terminate their deferral elections by written notice to the Committee. However, any such modification or termination shall not be effective until the following January 1, except that a deferral election may be terminated immediately upon the occurrence of an unforeseen hardship (as defined in Article 1.28) or upon the occurrence of a hardship distribution under a 401(k) plan sponsored by the Company.

Notwithstanding the foregoing, a Participant who first becomes eligible for the Plan during a Plan Year may, to the extent permitted under Section 409A of the Code and the regulations thereunder, complete and deliver to the Committee his or her Deferral Election Form within 30 days of becoming eligible for participation in the Plan, in which event the Deferral Election Form shall apply only to compensation that would otherwise be payable for services performed after such deferral election is made.

As soon as practicable after the end of each pay period, the Company shall credit each Participant’s Account with any Deferrals that occurred during the pay period.

ARTICLE III

Vesting: Distributions from Accounts

3.2 Hardship Distributions from Accounts. In the event a Participant suffers a Hardship, the Participant may apply to the Committee for an immediate distribution of all or a portion of the Participant’s Account. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of the Participant’s deferrals under the Plan. The Committee shall determine whether a Participant has a qualifying Hardship and the amount which qualifies for distribution, if any. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate. If the Committee approves a withdrawal, the Company shall pay the approved amount to the Participant as soon as practicable, and shall treat said amount as a pro-rata reduction from each measure of investment return then in effect under Section 2.4 of the Plan.

3.3 Post-Termination Distributions. The Company shall pay a Participant’s Account in the medium selected by the Participant on the Distribution Election Form, in substantially equal annual payments over a period of four years (five payments), commencing during the first January that commences after the Participant’s separation from service (as defined under Section 409A of the Code and the regulations thereunder) for any reason other than Just Cause or death, provided that a Participant may elect on the Distribution Election Form to have his or her Account paid in a lump sum distribution or in annual payments over a period not exceeding nine years (ten payments). All payments will be made during the month of January.

3.4 Distribution Elections. In order to be effective, Acceptance of a Participant’s Distribution Election Form must occur at the time a Participant elects to defer compensation on a Deferral Election Form pursuant to Section 2.3 of the Plan. Such elections shall apply to the portion of the Participant’s Account that is attributable to Deferrals, and to any Company contributions pursuant to Section 2.2 of the Plan, made while such Deferral Election Form is in effect.

3.5 Death Benefits. If a Participant dies before receiving all Benefits payable pursuant to Section 3.3, then the remaining vested balance of the Participant’s Account shall be distributed in a lump sum to the Participant’s Beneficiary within 60 days of the Participant’s death, provided that a Participant may elect on the Distribution Election Form the distribution period elected by the Participant pursuant to Section 3.3 hereof.

3.6 Change in Control. In the event of a Change in Control, the Company and the Participant have the right, but only to the extent permitted under Section 409A of the Code and the regulations thereunder, to mutually agree to limit payments that they might consider excess “golden parachute payments” as defined under Sections 280G and 4999 of the Code.

ARTICLE X

Amendment and Termination

The Board may amend or terminate the Plan at any time, provided that no such amendment or termination shall, without the written consent of an affected Participant, alter or impair either the vested balance credited to the Participant’s Account or any rights that the Participant has accrued under the Plan. The Company shall not accelerate payment of Participant Accounts as a result of the termination of the Plan, except to the extent desired by the Company and permitted under Section 409A of the Code and the regulations thereunder.

ARTICLE XIV

Disputes: Legal Fees

14.2 Reimbursement of Legal Fees. In the event that any dispute arises between the Participant and the Company as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action that the Participant takes to enforce the terms of this Plan or to defend against any action taken by the Company or an Affiliate, the Participant shall be reimbursed for all costs and expenses, including reasonable attorney’s fees, arising from such dispute, proceedings or actions, provided that the Participant shall obtain a final judgment or settlement substantially in favor of the Participant either in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Association or in a written settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Participant’s furnishing to the Company written evidence (which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant), but in no event (unless such event would not result in a violation of Section 409A of the Internal Revenue Code and the regulations thereunder) will such reimbursement be made later than the last day of the calendar year following the calendar year in which the expenses were incurred. Such written evidence must be provided to the Company within six (6) months of any final judgment or settlement. The amount of expenses eligible for reimbursement during one taxable year does not impact the amount of expenses eligible for reimbursement during any other taxable year. The right to any such reimbursement may not be liquidated or exchanged for another benefit.

ARTICLE XV

Duration of Plan

Unless terminated earlier in accordance with Article X, this Plan shall remain in effect during the term of service of the Participants and until all Benefits payable hereunder have been made.

IN WITNESS WHEREOF, the Company hereby executes this restatement of the Sub-Plan on this                      day of                     , 2008.

Versailles Savings & Loan Company (Company)

By:

Print Name:

Title:

Sub-Plan Exhibit 1

VERSAILLES SAVINGS & LOAN COMPANY

DEFERRED COMPENSATION PLAN

Deferral Election Form for Sub-Plan

AGREEMENT, made this ___ day of ____________, 20___, by and between the undersigned participant (the “Participant”) in the Versailles Savings & Loan Company Deferred Compensation Plan (the “Plan”) and Versailles Savings & Loan Company (the “Company”).

WHEREAS, the Company has established the Plan, and the Participant is eligible to participate in said Plan.

NOW THEREFORE, it is mutually agreed as follows:

1. By the execution hereof, the Participant makes the elections set forth herein effective –

___	on the January 1st that follows the Committee’s Acceptance of this Deferral Election Form.

___	on the first day of the next calendar month, but only if this election occurs within 30 days after the Participant first becomes eligible for Plan participation.

2. For the duration of this election (as determined in paragraph 3 below), the Participant elects to defer the receipt of:

____%	of the Participant’s base salary (up to 25%).

____%	of the Participant’s director’s fees, bonuses or other cash compensation (up to 100%).

3. The Participant recognizes and agrees that this election will continue in effect indefinitely, until the earliest to occur of (a) the effective date of a subsequent election by the Participant, or (b) the termination of the Participant’s service with the Company.

4. By the execution hereof, the Participant further recognizes and agrees to participate in the Plan upon the terms and conditions set forth therein.

5. The Participant further recognizes that unless arbitrary and capricious, any decisions of the Committee with respect to the operation, interpretation, or administration of the Plan or the Participant’s Account will be final and binding on the Participant and all interested parties.

Sub-Plan Exhibit 1

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	VERSAILLES SAVINGS & LOAN COMPANY

By
A member of the Board

Sub-Plan Exhibit 2

VERSAILLES SAVINGS & LOAN COMPANY

DEFERRED COMPENSATION PLAN

Distribution Election Form for Sub-Plan

AGREEMENT, made this _____ day of __________, 20___, by and between the undersigned participant (the “Participant”) in the Versailles Savings & Loan Company Deferred Compensation Plan (the “Plan”) and Versailles Savings & Loan Company (the “Company”) with respect to distribution of the Participant’s benefits under the Plan.

NOW THEREFORE, it is mutually agreed as follows:

1. Form of Payment Generally. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, elects to have his or her Account distributed as follows:

☐	in a lump sum payable during the first January that commences after the Participant’s separation from service with the Company.

☐	in (up to ten) substantially equal annual payments over a period of ___ (up to nine) years commencing during the first January that commences after the Participant’s separation from service with the Company.

2. Medium of Payment. Any benefits payable to the Participant shall be paid –

☐	in cash only;

☐	in cash and any shares of common stock of the Company (or its holding company, if one is formed) that are held in the Plan’s grantor trust for the Participant’s benefit.

3. Form of Payment to Beneficiary. In the event of the Participant’s death, his or her Account shall be distributed —

☐	in one lump sum payment within 60 days of the Participant’s death.

☐	in accordance with the payment schedule selected in paragraph l hereof (with payments made as though the Participant survived to collect all benefits, and as though the Participant separated from service on the date of his or her death, if payments had not already begun).

Sub-Plan Exhibit 2

4. Designation of Beneficiary. In the event of the Participant’s death before he or she has collected all of the benefits payable under the Plan, the Participant hereby directs that any survivorship benefits payable under Article III of the Plan be distributed to the beneficiary or beneficiaries designated under subparagraphs a and b of this paragraph 4 in the medium elected pursuant to paragraph 2 above:

a. Primary Beneficiary. The Participant hereby designates the person(s) named below to be his or her primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

Name of Primary Beneficiary	Mailing Address	Percentage of Death Benefit
%
%

b. Contingent Beneficiary. In the event that the primary beneficiary or beneficiaries named above are not living at the time of the Participant’s death, the Participant hereby designates the following person(s) to be his or her contingent beneficiary for purposes of the Plan:

Name of Contingent Beneficiary	Mailing Address	Percentage of Death Benefit
%
%

With respect to the elections in paragraph 4 hereof, the Participant may, by submitting an effective superseding Beneficiary Designation at any time and from time to time, prospectively change the beneficiary designation. Such elections shall, however, become irrevocable upon the Participant’s death.

5. Mutual Commitments. The Company agrees to make payment of all amounts due the Participant in accordance with the terms of the Plan and the elections made by the Participant herein. The Participant agrees to be bound by the terms of the Plan, as in effect on the date hereof or properly amended hereafter.

Sub-Plan Exhibit 2

6. Tax Consequences to Participant. The Participant acknowledges that he or she is solely responsible for the satisfaction of any taxes that may arise under the Plan (including any taxes arising under Sections 409A or 4999 of the Code). The Participant understands that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to prevent the Participant from incurring them.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

Witnessed by:	PARTICIPANT

Witnessed by:	VERSAILLES SAVINGS & LOAN COMPANY

By
A duly authorized Committee Member

Sub-Plan Exhibit 3

VERSAILLES SAVINGS & LOAN COMPANY

DEFERRED COMPENSATION PLAN

Investment Election Form for Sub-Plan

WHEREAS, Versailles Savings & Loan Company (the “Company”) has established the Versailles Savings & Loan Company Deferred Compensation Plan (the “Plan”), and the undersigned participant therein is eligible to make an investment election pursuant to Section 2.4 of the Plan.

NOW THEREFORE, the Participant hereby elects as follows:

1. The Participant directs that any amounts credited to his or her Account under the Plan will appreciate or depreciate from the effective date hereof, as though they were invested as follows:

_____%	in one-year certificates of deposit of the Company.

_____%	in a fund having a yield equal to the Company’s most recent ROAE.

2. The investment election made in the prior paragraph shall be effective on the next following January 1st, and shall remain in effect until the December 31st that immediately follows the Committee’s receipt of a properly executed superseding investment election by the Participant.

IN WITNESS WHEREOF, the Participant has executed this form on the ___ day of                      20___.

Witnessed by:	PARTICIPANT